As filed with the Securities and Exchange Commission on October 17, 2014
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________
SOUTHSIDE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	75-1848732
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1201 S. Beckham
Tyler, Texas 75701
(Address, including zip code, of Principal Executive Offices)
Savings Plan for the Subsidiaries of Southside Bancshares, Inc.
(Full title of the plan)

Sam Dawson Chief Executive Officer Southside Bancshares, Inc. 1201 S. Beckham Tyler, Texas 75701 (903) 531-7111 (Name, address and telephone number, including area code, of agent for service)	Copies to: John B. Shannon Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7466

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.25 par value (1)	300,000 (2)	$32.34 (3)	$9,702,000 (3)	$1,127.37

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement on Form S-8 also covers an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan for the Subsidiaries of Southside Bancshares, Inc. (the “Plan”).

(2)
Amount to be registered consists of 300,000 shares of Southside Bancshares, Inc. common stock, par value $1.25 per share (the “Common Stock”) that may be offered or sold under the Plan and any additional shares that may become issuable in accordance with stock splits, stock dividends, or similar transactions, or otherwise under adjustment and anti-dilution provisions of the Plan.

(3)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Company’s Common Stock on the NASDAQ Global Select Market on October 15, 2014.

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)     The documents constituting Part I of this registration statement on Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)    Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. Southside Bancshares, Inc. (the “Company”) will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Lee R. Gibson, Southside Bancshares, Inc., 1201 S. Beckham, Tyler, Texas 75701, at (903) 531-7111.

PART II    INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

(b)	All reports filed by the Company or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2013; and

(c)
The description of the Common Stock of the Company set forth in the Registration Statement on Form 8-A12G, dated May 12, 1998, filed with the Commission, and any amendment or report filed for the purpose of further updating such description.

All reports and other documents subsequently filed by the Company and the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities that remain unsold, will be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained in any other subsequently filed document that is also incorporated herein by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Article 2.02-1.B of the Texas Business Corporation Act, as amended (the “TBCA”), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection therewith, only if it is determined that the person (1) conducted him or herself in good faith; (2) reasonably believed that (a) in the case of conduct in his or her official capacity as a director of the corporation, his or her conduct was in the corporation's best interests, and (b) in all other cases, his or her conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. Article 2.02-1.C limits the allowable indemnification by providing that, except to the extent permitted by Article 2.02-1.E, a director may not be indemnified in respect of a proceeding in which the person is found liable (1) on the basis that he or she improperly received a personal benefit, whether or not the benefit resulted from an action taken in his or her official capacity, or (2) to the corporation. Article 2.02-1.E provides that if a director is found liable to the corporation or is found liable on the basis that he or she improperly received a personal benefit, the permissible indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to the corporation. Finally, Article 2.02-1.H provides that a corporation shall indemnify a director against reasonable expenses incurred by him or her in connection with a proceeding in which he or she is a named defendant or respondent because he or she is or was a director if he or she has been wholly successful, on the merits or otherwise, in defense of the proceeding.

With respect to the officers of a corporation, Article 2.02-1.O of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-1. Further, Article 2.02-1.O provides that an officer of a corporation shall be indemnified as, and to the same extent, provided by Article 2.02-1.H for a director.

The Amended and Restated Bylaws of the Company provide that the Company shall indemnify a person against expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit, or proceeding in which he or she is made a party because the person is or was a director or officer of the Company, except in relation to matters as to which he or she is adjudged to be liable for negligence or misconduct in performance of duty.

Officers and directors of the Company are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from his or her status as a director or officer. The cost of such insurance is borne by the Company as permitted by the laws of the State of Texas.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.    Undertakings.
(a)    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyler, State of Texas, on this 17th day of October, 2014.

SOUTHSIDE BANCSHARES, INC.

By:	/s/ SAM DAWSON
Sam Dawson
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee R. Gibson and Sam Dawson, and each or any one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date
/s/	SAM DAWSON	Chief Executive Officer and	October 17, 2014
	Sam Dawson	Director
(Principal Executive Officer)

/s/	LEE R. GIBSON	Senior Executive Vice President and	October 17, 2014
	Lee. R. Gibson	Chief Financial Officer
(Principal Financial Officer)

/s/	JULIE N. SHAMBURGER	Executive Vice President and	October 17, 2014
	Julie N. Shamburger	Chief Accounting Officer
(Principal Accounting Officer)

Chairman of the Board
B.G. Hartley

/s/	LAWRENCE ANDERSON	Director	October 17, 2014
Lawrence Anderson, M.D.

/s/	HERBERT C. BUIE	Director	October 17, 2014
Herbert C. Buie

Director
Bob Garrett

/s/	MELVIN B. LOVELADY	Director	October 17, 2014
Melvin B. Lovelady

/s/	JOE NORTON	Director	October 17, 2014
Joe Norton

/s/	PAUL W. POWELL	Director	October 17, 2014
Paul W. Powell

/s/	WILLIAM SHEEHY	Director	October 17, 2014
William Sheehy

/s/	PRESTON SMITH	Director	October 17, 2014
Preston Smith

/s/	DON THEDFORD	Director	October 17, 2014
Don Thedford

/s/	PIERRE DE WET	Director	October 17, 2014
Pierre de Wet

/s/	ALTON CADE	Director	October 17, 2014
Alton Cade

The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tyler, State of Texas, on October 17, 2014.

Savings Plan for the Subsidiaries
of Southside Bancshares, Inc.

DATE:	October 17, 2014	BY:	/s/ KATHY HAYDEN
Kathy Hayden
Executive Vice President

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Restated Certificate of Formation of Southside Bancshares, Inc. (filed as Exhibit 3(a) to the Company’s Form 10-Q, filed May 9, 2014, and incorporated herein by reference)
4.2	Amended and Restated Bylaws of Southside Banchsares, Inc. (filed as Exhibit 3(b) to the Company’s Form 8-K, filed August 10, 2012, and incorporated herein by reference)
23.1	Consent of Ernst & Young LLP *
23.2	Consent of PricewaterhouseCoopers LLP *
24.1	Power of Attorney (included on signature page of this registration statement)
99.1	Savings Plan for the Subsidiaries of Southside Bancshares, Inc. *

*	Filed herewith.
In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that it has submitted the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.